                                                                    EXHIBIT C(2)




                           FCB STOCKHOLDERS AGREEMENT

                          Dated as of January 1, 1989

                                    between

                             Publicis Communication

                                      and

                   Foote, Cone & Belding Communications, Inc.

                           FCB STOCKHOLDERS AGREEMENT

                               TABLE OF CONTENTS



                                                                                                  Page
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
ARTICLE I             COVENANTS OF PC   . . . . . . . . . . . . . . . . . . . . . . . . . . .

         1.1       Limitation on Ownership of Voting Stock  . . . . . . . . . . . . . . . . .
         1.2       Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         1.3       Voting Trust, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         1.4       Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . .
         1.5       Acts in Concert with Others  . . . . . . . . . . . . . . . . . . . . . . .
         1.6       Restrictions on Transfer of FCB Voting
                      Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         1.7       Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . .
         2.
ARTICLE II            PC'S RIGHT TO PURCHASE ADDITIONAL FCB
                       SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         2.1       Right to Purchase Additional Shares  . . . . . . . . . . . . . . . . . . .
         2.2       Notice of Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         2.3       Purchase of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         2.4       Available Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         2.5       Purchase by FCB of Its Common Stock  . . . . . . . . . . . . . . . . . . .

ARTICLE III           FCB'S RIGHT OF FIRST REFUSAL  . . . . . . . . . . . . . . . . . . . . .
         3.
         3.1       Transfer Sale or Public Offering . . . . . . . . . . . . . . . . . . . . .
         3.2       Tender Offer Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         3.3       Assignment of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .
         3.4       Repurchase of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .
         3.5       Delivery of FCB's PC Voting Stock  . . . . . . . . . . . . . . . . . . . .

ARTICLE IV            OPTION OF FCB TO REPURCHASE PC'S
                       FCB VOTING STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . .
         4.
         4.1       Right of Repurchase Shares . . . . . . . . . . . . . . . . . . . . . . . .
         4.2       Notice of Repurchase . . . . . . . . . . . . . . . . . . . . . . . . . . .
         4.3       Repurchase of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .
         4.4       Assignment of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .
         4.5       Delivery of FCB's PC Voting Stock  . . . . . . . . . . . . . . . . . . . .

ARTICLE V             OPTION OF PSA TO REPURCHASE FCB'S
                        PC COMMON SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . .
         5.
         5.1       Right to Repurchase Shares . . . . . . . . . . . . . . . . . . . . . . . .
         5.2       Notice of Repurchase . . . . . . . . . . . . . . . . . . . . . . . . . . .
         5.3       Repurchase of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .
         5.4       Assignment of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .
         5.5       Delivery of PC's FCB Voting Stock  . . . . . . . . . . . . . . . . . . . .
         5.6       Transfer of PSA's Rights . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VI            ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . .
         6.
         6.1       Election of Director . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                                                                                Page
                                                                                                ----
         6.2       Equity Method Accounting . . . . . . . . . . . . . . . . . . . . . . . . .
         6.3       Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         6.4       Notice by FCB of Acquisitions  . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VII           MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.
         7.1       Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.2       Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . .
         7.3       Governing Law; Dispute Resolution  . . . . . . . . . . . . . . . . . . . .
         7.4       Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.5       Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . . .
         7.6       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.7       Government Reviews; Enforceability . . . . . . . . . . . . . . . . . . . .
         7.8       Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.9       Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.10      Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.11      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.12      PC Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

EXHIBITS

         A         Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . .

                           FCB STOCKHOLDERS AGREEMENT


                 THIS FCB STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into as of this 1st day of January, 1989, by and between Foote, Cone & Belding Communications, Inc., a Delaware corporation ("FCB"), and Publicis Communication, a societe anonyme ("PC").

                 WHEREAS, FCB and PC have executed and delivered that certain Master Alliance Agreement, dated as of January 1, 1989 (the "Master Alliance Agreement"), the representations and warranties of each party in Sections 5 and 6 to each other being incorporated herein by reference as fully as though set forth herein;

                 WHEREAS, pursuant to the Master Alliance Agreement, FCB has issued to PC 2,110,000 shares of FCB's Common Stock, par value 33-1/3 cents per share (the "FCB Common Stock"); and PC has issued to FCB 350,000 common shares of PC's capital stock (the "PC Common Shares");

                 WHEREAS, the execution and delivery of this Agreement by PC and FCB is a condition to the obligations of the parties to the Master Alliance Agreement to consummate the transactions contemplated thereby; and

                 WHEREAS, each of FCB and PC have determined that it is in their best interests and the best interest of their respective shareholders to enter into this Agreement in order, among other things, to permit the consummation of the transactions contemplated by the Master Alliance Agreement and to regulate certain aspects of the relationship of the parties being created by such Agreement.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual promises and undertakings herein set forth and other good in valuable considerations, the parties hereto agree as follows:
         1.
                                   ARTICLE I

                                Covenants of PC


                 Until the termination of this Agreement in accordance with
Section 7.2 hereof or of the particular covenant or provision, as the case may be, or the occurrence of a Change of Control of FCB, and subject to the provisions of this Agreement:

                 Section 1.1 Limitation of Ownership of Voting Stock. PC agrees not to and agrees to cause its Affiliates (excluding any member of PC's Board of Directors designated by FCB) (the "PC Affiliates") not to acquire record or beneficial ownership of any FCB Voting Stock (except, in any case, by way of stock splits of FCB or stock dividends or distributions by FCB to PC) without the prior written consent of FCB, if the effect of such acquisition would be to increase the Voting Power of all FCB Voting Stock then owned by PC and the PC Affiliates to more than 20.5% of the Total Voting Power of FCB at such time; provided that:

                 (i) PC may acquire FCB Voting Stock if it is publicly disclosed or FCB notifies PC in writing that another person or group (other than the Foote, Cone & Belding Communications, Inc. Stock Purchase and Stock Ownership Trust or similar employee stock ownership plan established by FCB (the "Trust")) has acquired any FCB Voting Stock which results in such person or group owning or having the right to acquire FCB Voting Stock with aggregate Voting Power having a percentage of the Total Voting Power of FCB then in effect which is more than that percentage of the Total Voting Power of FCB then in effect then owned by PC and the PC Affiliates less 5 percent of the Total voting Power of FCB then in effect; provided PC may only acquire up to that amount of FCB Voting Stock which when added to the FCB Voting Stock then owned by PC and PC Affiliates does not exceed the percentage interest in Total Voting Power of FCB acquired by such other person or group plus 5 percentage points of the Total Voting Power of FCB then in effect;

                (ii) PC may acquire FCB Voting Stock without regard to the limitations in this Section 1.1 if a tender offer or exchange offer is made, as evidenced by the filing with the Securities and Exchange Commission (the "SEC") of a Schedule 14D-1 (or any successor schedule or form promulgated or adopted for such purpose by the SEC) by a person or group (not including PC or any PC Affiliate) to purchase or exchange for cash or other consideration any FCB Voting Stock which, if successful, would result in such person or group making the offer owning or having the right to acquire shares of FCB Voting Stock with aggregate Voting Power of at least 30% of the Total Voting Power of FCB then in effect;

               (iii) In the event FCB at any time Controls more than 26.5% of the Total Voting Power of PC, PC may (during the period in which FCB Controls such excess voting power) acquire FCB Voting Stock which when added to the FCB Voting Stock then owned by PC and the PC Affiliates has aggregate Voting Power of more than 20.5% (or a greater percentage if permitted hereunder) of the Total Voting Power of FCB then in effect but only up to that percentage of FCB Voting Stock at which the proportion of FCB Voting Stock owned of record or beneficially by PC and the PC Affiliates compared to the proportion of PC Voting Stock owned of record or beneficially by FCB and its Affiliates (excluding any member of FCB's Board of Directors designated by PC) does not exceed 1:1.3;

                (iv) In the event and during any period when the person designated by Publicis to serve on the Board of Directors of FCB in accordance with Section 6.1 hereof is not elected to serve (or such person's successor is not so elected in accordance with Section 6.1) so long as the person designated by FCB has been duly elected to service on the Board of Directors of PC, PC may (during the period when no such person serves as a director of FCB) acquire FCB Voting Stock which when added to the FCB Voting Stock then owned by PC and the PC Affiliates has aggregate Voting Power in excess of 20.5% of the Total Voting Power of FCB then in effect (or any greater percentage permitted hereunder) and shall not be required to dispose of any such shares in the event its designee is subsequently elected;

                 (v) Notwithstanding the foregoing but subject to Section 4.1(b), neither PC nor any of its Affiliates shall be obligated to dispose of any shares of FCB Voting Stock to the extent that their aggregate percentage ownership is increased as a result of a recapitalization of FCB or a repurchase of securities by FCB or any other action taken by FCB to reduce the Total Voting Power of FCB then in effect.

                 Section 1.2 Voting. PC shall take such action as may be required so that all shares of FCB Voting Stock owned by PC are voted for the nominees to the Board of Directors of FCB recommended by FCB's Board of Directors to FCB's stockholders consistent with Section 6.1 hereof. Further, PC shall take such action as may be required so that all shares of FCB Voting Stock owned by PC are voted with management on all other matters to be voted on by holders of FCB Voting

Stock; provided, that FCB Voting Stock owned by PC may be voted as PC determines in its sole discretion on any Significant Event presented to the holders of Voting Stock for a vote. PC, as the holder of shares of FCB Voting Stock, shall be present, in person or by proxy, at all meetings of stockholders of FCB so that all shares of FCB Voting Stock owned by PC may be counted for the purpose of determining the presence of a quorum at such meetings.

                 Section 1.3 Voting Trust, etc. PC shall not deposit any shares of FCB Voting Stock in a voting trust or, except as otherwise provided herein, subject any shares of FCB Voting Stock to any arrangement or agreement with respect to the voting of such FCB Voting Stock.

                 Section 1.4 Solicitation of Proxies. Without FCB's prior written consent, PC shall not solicit proxies with respect to any FCB Voting Stock, nor shall it become a "participant" in any "election contest", as such terms are used in Rule 14a-11 of Regulation 14A (or any successor rule or regulation) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the election of directors of FCB; provided, however, that PC shall not be deemed to be a "participant" by reason of the membership of its designee on the FCB's Board of Directors pursuant to Section 6.1; and, provided, further, however, that the prohibition contained in this
Section 1.4 shall not apply in the event such designee is not included in the management slate for election to the Board of Directors in accordance with Section 6.1.

                 Section 1.5 Acts in Concert with Others. Except as contemplated herein with regard to permissible sales of, or the use of a broker to facilitate permissible acquisitions of, FCB Voting Stock, PC shall not join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person, for the purpose of acquiring, holding, or disposing of FCB Voting Stock.

                 Section 1.6 Restrictions on Transfer of FCB Voting Stock. PC shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, or otherwise suffer any lien or security interest to attach to any of its FCB Voting Stock except (i) to FCB or any person or group approved of in advance and in writing by FCB in its sole discretion; or (ii) to a Controlled Corporation of PC, so long as prior to such transfer such Controlled Corporation executes and delivers to FCB a written instrument, in form and substance reasonably acceptable to FCB (x) evidencing its agreement to hold such FCB Voting Stock subject to all the provisions and restrictions of this Agreement as if it were a party hereto, including this Section 1.6, and the rights of FCB with respect to such FCB Voting Stock, and to transfer such FCB Voting Stock to PC or other Controlled Corporation of PC if it ceases to be a Controlled Corporation of PC, and (y) setting forth its address for purposes of receiving notices in connection with this Agreement; or (iii) subject to FCB's right of first refusal as set forth in Article III hereof, pursuant to a bona fide public offering (which shall be structured to distribute such FCB Voting Stock through an underwriter or otherwise in such a manner as should not result in a sale or sales of beneficial ownership of FCB Voting Stock with aggregate Voting Power of 5% or more of the Total Voting Power of FCB then in effect to a single person or group) registered under the Securities Act of 1933, as amended (the "Securities Act"), of FCB Voting Stock; or (iv) subject to FCB's Right of first refusal as set forth in Article III hereof, in transactions involving receipt by PC of cash payment for its FCB Voting Stock not otherwise described herein so long as such transactions do not, directly or indirectly, in a manner PC knows or should know, result in any single person or group owning or having the right to acquire FCB Voting Stock with aggregate Voting Power of 5% or more of the Total Voting Power of FCB then in effect; or (v) in response to (1) an offer to purchase or exchange for cash or other consideration any FCB Voting Stock (a) which is made by or on behalf of FCB or its Affiliates, or (b) which is made by another person or group and is not opposed by the Board of Directors of FCB within the time such Board is required, pursuant to the regulations then in effect under the Exchange Act or any successor federal statute, to advise FCB's stockholders of such Board's position on such offer, or (2) subject to FCB's right of first refusal as set forth in Article III, any other offer made by a person or group (not including PC or any PC Affiliate) to purchase or exchange for cash or other consideration any FCB Voting Stock which, if successful, would result in such person or group owning or having the right to acquire FCB Voting Stock with aggregate Voting Power of more than 30% of the Total Voting Power of FCB then in effect; or (vi) pursuant to a bona fide pledge to a bank or other institutional lender (the "Pledgee") so long as, prior to such pledge, the Pledgee executes and delivers to FCB a written instrument, in form and substance reasonably acceptable to FCB evidencing its agreement (x) to provide FCB a right of first refusal in connection with any sale or transfer of such FCB Voting Stock by the Pledgee on the same terms as provided herein, (y) to exercise all voting rights with respect to such FCB Voting Stock in a manner consistent with FCB's rights under this Agreement and (z) otherwise to exercise any rights it may have with respect to such FCB Voting Stock in a manner consistent with FCB's rights under the Agreement.

                 Section 1.7 Confidential Information. Notwithstanding any Change of Control of FCB, FCB will from time to time pursuant to and in connection with this Agreement or the Master Alliance Agreement and related agreements, disclose to PC and its representatives, including PC's designee to the Board of Directors of FCB, certain business information which FCB deems to be confidential (for example, financial information or business plans). PC shall not disclose such information to third parties until the earliest of (i) the date upon which such information becomes public knowledge through no fault of PC, (ii) the date upon which FCB discloses such fault of PC, (ii) the date upon which FCB discloses such information to a third party on an unrestricted basis, or (iii) the fifth anniversary of the date of disclosure to PC.
         2.
                                   ARTICLE II

                  PC's Right to Purchase Additional FCB Shares


                 Section 2.1  Right to Purchase Additional Shares.  (a)
Subject to the provisions of this Agreement and so long as no Change of Control of FCB shall have occurred, in the event that PC (and the PC Affiliates) shall at any time after January 24, 1989 have beneficial ownership of less that 19.9% of the Total Voting Power of FCB then in effect and desires to acquire additional FCB Voting Stock up to such 19.9% and all or a part of such FCB Voting Stock is not likely to be available for purchase in the market over a period of 60 days for less than 115% of the Market Price (as defined in Section 7.1(j)) thereof determined as of the date of its notice to FCB under the section (a "Section 2.1 Notice"), PC may elect to purchase directly from FCB, and FCB shall sell to PC, such amount of FCB Common Stock for a cash payment equal to the Market Price thereof; provided, that in the event FCB shall be required to obtain shareholder approval for such sale in accordance with its New York Stock Exchange listing agreement otherwise by law, FCB shall not be obligated to issue such shares prior to obtaining such approval, which it shall use its best efforts to secure. If FCB shall seek and fail to obtain such shareholder approval, FCB shall offer to sell to PSA (so long as no Change of Control of PC shall have occurred) sufficient shares of PC Voting Stock so that the ratio of Total Voting Power of PC then owned by FCB to the

Total Voting Power of FCB then owned by PC does not exceed 1.3 to 1. Such PC Voting Stock shall be offered at the Market Price thereof as valued on the date of the FCB meeting of stockholders at which shareholder approval is sought but not obtained. PC may conclusively establish that it is not likely to be able to acquire such FCB Voting Stock in the market on the conditions mentioned above by providing FCB with a letter to such effect from a nationally recognized investment bank firm.

                 Section 2.2 Notice of Purchase. In order to exercise its rights to purchase FCB Common Stock pursuant to Section 2.1 hereof, PC shall deliver to FCB the Section 2.1 Notice, setting forth the FCB Voting Stock owned by PC and the PC Affiliates on the date of the Section 2.1 Notice, the number of shares of FCB Common Stock it wishes to purchase, the basis under Section
2.1 entitling it to acquire such Common Stock and the date on which PC wishes to purchase such Common Stock, which date shall not be less than 30 days following PC's delivery of such notice or as soon thereafter as may be permitted under applicable laws (the "Purchase Date").

                 Section 2.3 Purchase of Stock. Unless the parties agree otherwise, any purchase of FCB Common Stock pursuant to the Article II shall take place at the corporate offices of FCB on the Purchase Date.

                 Section 2.4 Available Shares. FCB shall at all times keep available as authorized but unissued or as treasury shares a sufficient number of shares of Common Stock to satisfy its obligations under this Article II.

                 Section 2.5 Purchase by FCB of Its Common Stock. In order to enable PC to maintain its proportionate interest in FCB despite the exercise of employee stock options, so long as there is no stock option plan of PC in existence, FCB will purchase within a reasonable period of the end of each quarter sufficient amounts of its Common Stock so that its total outstanding Common Stock is not increased by the exercise of employee stock options.
         3.
                                  ARTICLE III

                          FCB'S Right of First Refusal


                 Section 3.1 Transfer Sale or Public Offering. So long as no Change of Control of FCB shall have occurred, prior to making any public offering or sale or transfer of FCB Voting Stock pursuant to Sections 1.6(iii) or (iv), PC shall give FCB the opportunity to purchase such FCB Voting Stock in the following manner:

                 (i) PC shall give notice ( the "Transfer Notice" or "Section 3.1 Notice") to FCB in writing of such intention specifying the approximate number of the proposed purchasers or transferees, the amount of FCB Voting Stock proposed to be sold or transferred, the proposed cash price per share therefor (the "Transfer Price") in the case of a proposed sale under Section 1.6(iv) or the proposed underwriters in the case of a proposed public offering, and the other material terms upon which any such disposition is proposed to be made (to the extent known).

                (ii) FCB shall have the right, exercisable by written notice given by FCB to PC within thirty calendar days after receipt of such Transfer Notice, to purchase all but not part of the FCB Voting Stock specified in such Transfer Notice for a price per share equal, in the case of a proposed sale under Section 1.6(iv), to the Transfer Price or, in the case of a proposed public offering, to the Market Price on the date of the Section 3.1 Notice, payable (in FCB's discretion) in cash and/or FCB's PC Common Shares in accordance with the Section 3.5 valued at the Market Price thereof.

               (iii) If FCB exercises its right of first refusal hereunder, the closing of the purchase of the FCB Voting Stock with respect to which such right has been exercised shall take place within sixty calendar days after FCB gives the Section 3.1 Notice; provided, if at any time prior to such closing, an offer to purchase or exchange FCB Common Stock described in Section 1.6(v) is made by any person, PC may revoke its Transfer Notice and sell or exchange its FCB Voting Stock in responses to such offer, subject to FCB's right of first refusal set forth in Section 3.2 and, if the offer is made by FCB, to FCB's right to pay its purchase price in FCB's PC Common Shares in accordance with
         Section 3.5 valued at the Market Price thereof.

                (iv) If FCB does not exercise its right of first refusal hereunder with respect to any Transfer Notice within the time specified hereunder for such exercise, PC shall be free, only during the period of ninety calendar days following the expiration of such time of exercise, to sell the FCB Voting Stock specified in such Transfer Notice (x) in the case of a proposed transfer under Section 1.6(iv) on terms no less favorable to PC than the terms specified in such Transfer Notice and (y) in the case of a proposed public offering, in accordance with Section 1.6(iii).

                 Section 3.2 Tender Offer Sale. So long as no Change of Control of FCB shall have occurred, prior to making any sale or exchange of FCB Voting Stock pursuant to Section 1.6(v)(2) in response to a tender or exchange offer, PC shall give FCB the opportunity to purchase such FCB Voting Stock in the following manner:

                 (i)      PC shall give notice (the "Tender Notice" or "Section
         3.2 Notice") to FCB in writing of such intention no later than ten calendar days prior to the latest time by which FCB Voting Stock must be tendered in order to be accepted pursuant to such offer or to qualify for any proration applicable to such offer (the "Tender Date"), specifying the amount of FCB Voting Stock proposed to be tendered.
         For purposes hereof, a tender offer to purchase or exchange FCB Voting Stock shall be deemed to be an offer at the price specified therein, without regard to any provisions thereof with respect to proration or condition as to the offeror's obligation to purchase (assuming the performance of such conditions is not impossible when the offer is made, without giving effect to FCB's right of first refusal).

                (ii) If the Tender Notice is given, FCB shall have the right, exercisable by giving notice to PC (the "Tender Repurchase Notice") at least two business days prior to the Tender Date, to purchase all but not part of the FCB Voting Stock specified in the Tender Notice for a price consisting (in FCB's discretion) of cash and/or FCB's PC Common Shares in accordance with Section 3.5 valued at the Market Price thereof. If FCB exercises such right by giving such notice, the closing of the purchase of such FCB Voting Stock shall take place not later than one business day prior to the Tender Date; provided, however, that (x) PC shall be authorized to withdraw its Tender Notice if, prior to closing hereunder, another offer described in Section 1.6(v) is made and (y) if the purchase price specified in the tender or exchange offer includes any property other than cash, the value of any property included in the purchase price shall be jointly determined by a nationally recognized investment banking firm selected by each party or, in the event such firms are unable to agree, a third nationally recognized investment banking firm to be selected by such two firms. For this purpose:

                          (x) In each instance in which such tender offer is made, the parties shall use their best efforts to cause any determination of the value of any securities included in the purchase price to be made within three business days after the date of delivery of the related Tender Notice even if FCB shall not have then informed PC of its decision to exercise its right to purchase its right to purchase the applicable FCB Voting Stock. If the firms selected by PC and FCB are unable to agree upon the value of any such securities within such three-day period, the firms shall promptly select a third firm whose determination shall be made promptly and shall be conclusive.

                          (y) The parties shall use their best efforts to cause any determination of the value of property other than securities to be made within four business days after the date of delivery of the Tender Notice. If the firms selected by PC and FCB are unable to agree upon a value within such four-day period, the firms shall promptly select a third firm whose determination shall be made promptly and shall be conclusive.

                 The purchase price to be paid by FCB or its designee pursuant to this Section 3.2 shall be (x) if such tender or exchange offer is consummated, the purchase price that PC would have received if it has tendered the FCB Voting Stock purchased by FCB and all such Voting Stock had been purchased in such tender or exchange offer, including any increases in the price paid by the tender offeror after exercise by FCB of its right of first refusal hereunder, or (y) if such tender or exchange offer is not consummated, the highest price offered pursuant thereto, in each case with property, if any, to be valued as aforesaid. Each party shall bear the cost of its own investment bank firm and the parties shall share the cost of any third firm selected hereunder.

               (iii) If PCB does not exercise such right by giving such notice, then PC shall be free to accept the tender or exchange offer with respect to which the Tender Notice was given.

                 Section 3.3 Assignment of Rights. In the event that FCB elect to exercise a right of first refusal under this Article III, FCB may specify prior to closing such purchase another person as its designee to purchase the FCB Voting Stock to which such right relates. If FCB shall designate another person as the purchases pursuant to this Article III, the giving of notice of acceptance of the right of first refusal by FCB shall constitute a legally binding obligation of FCB to complete such purchase if such person shall fail to do so.

                 Section 3.4 Repurchase of Stock. Unless the Parties agree otherwise, any repurchase of FCB Voting Stock pursuant to this Article III shall take place at the corporate offices of FCB.

                 Section 3.5 Delivery of FCB's PC Voting Stock. FCB may elect to deliver its PC Voting Stock in connection with payment of the purchase price of FCB Voting Stock pursuant to this Article III and PC shall cause a person which it designates to purchase for cash from FCB as much PC Voting Stock (to the extent of FCB's holding of PC Voting Stock) as equals the Market Price of the FCB Voting Stock to be purchased by FCB and FCB shall use such cash in the payment to PC of the purchase price for such FCB Voting Stock. Such PC Common Shares shall be valued at the Market Price thereof on the date the Section 3.1 or 3.2 Notice is given hereunder as determined hereunder.
         4.
                                   ARTICLE IV

               Option of FCB to Repurchase PC's FCB Voting Stock


                 Section 4.1 Right to Repurchase Shares. (a) In the event of a Change of Control of PC or the existence of an FCB Event, FCB shall have the right to repurchase from PC or any PC Controlled Corporation then owning such shares all but not part of the FCB Voting Stock then owned by PC or such Controlled Corporation for a payment equal to the Market Price thereof consisting (in FCB's discretion) of cash and/or FCB's PC Common Shares in accordance with Section 4.5. PC hereby agrees to inform FCB immediately following the commencement of any Change of Control of PC or any FCB Event. FCB's rights hereunder shall expire unless FCB gives notice of exercise within twelve months after receipt by FCB of such notice from PC.

                 (b) Should the FCB Voting Stock owned by PC and the PC Affiliates exceed the percentage limitations set forth in this Agreement in violation of the terms of this Agreement, or should the aggregate number of outstanding shares of FCB Voting Stock be reduced for any reason whatsoever, and such reduction results in PC and the PC Affiliates owning a greater percentage of the Total Voting Power of FCB then in effect than in permitted by the terms of this Agreement (without regard to Section 21.1(v)), in addition to any other remedies or rights hereunder, FCB shall have the right to repurchase from PC a sufficient number of shares of FCB Voting Stock for a payment equal to the Market Price thereof consisting (in FCB's discretion) of cash and/or FCB's PC Common Shares in accordance with Section 4.5 (so long as no Change of Control of PC shall have occurred) to meet the foregoing percentage limitation. PC shall notify FCB promptly after it becomes aware of any fact in light of which FCB shall be entitled to effect such repurchase.

                 Section 4.2 Notice of Repurchase. In order to exercise its right to repurchase shares of FCB Voting Stock pursuant to Section 4.1 hereof, FCB shall deliver to PC a notice (the "Section 4.1 Notice") setting forth the basis under Section 4.1 entitling it to repurchase such FCB Voting

Stock and the date on which FCB wishes to purchase such FCB Voting Stock, which date shall not be less than 60 days following FCB's delivery of such notice or as soon thereafter as may be permitted under applicable laws (the "Repurchase Date").

                 Section 4.3 Repurchase of Stock. Unless the parties agree otherwise, any repurchase of FCB Voting Stock pursuant to this Article IV shall take place at the corporate offices of FCB on the Repurchase Date.

                 Section 4.4 Assignment of Rights. In the event that FCB elects to exercise its right to repurchase under this Article IV, FCB may specify in the Section 4.1 Notice another person as its designee to purchase the FCB Voting Stock to which such Notice relates, provided that if such person shall fail to do so, FCB shall be obligated to purchase such FCB Voting Stock on the day following the Repurchase Date.

                 Section 4.5 Delivery of FCB's PC Voting Stock. Whenever FCB shall elect to deliver its PC Voting Stock in connection with payment of the purchase price of FCB Voting Stock pursuant to this Article, PSA (or any person which it designates who is reasonably acceptable to FCB) shall purchase for cash from FCB as much PC Voting Stock (to the extent of FCB's holdings of PC Voting Stock) as equals the Market Price of the FCB Voting Stock to be purchased by FCB and FCB shall use such cash in the payment to PC of the purchase price for such FCB Voting Stock. Such PC Voting Stock shall be valued at the Market Price thereof on the date the
Section 4.1 Notice is given hereunder as determined hereunder. FCB's rights to deliver PC Voting Stock to PSA pursuant to this Section 4.5 shall terminate if FCB shall not exercise its right to repurchase FCB Voting Stock within sixty days after receipt by FCB form PC of notice of a Change of Control of PC; provided, PSA may at any time prior thereto assign its obligations under this
Section 4.5 to any other person who shall be reasonably satisfactory to FCB in which event PSA shall have no further obligation under this section.
         5.
                                   ARTICLE V

               Option of PSA to Repurchase FCB's PC Common Shares


                 Section 5.1 Right to Repurchase Shares. (a) In the event of a Change of Control of FCB or the existence of a PC Event, so long as no Change of Control of PC shall have occurred, PSA shall have the right to repurchase from FCB or any FCB Controlled Corporation then owning such shares all but no part of the shares of capital stock of PC then owned by FCB or such Controlled Corporation for a payment equal to the Market Price thereof consisting (in PSA's discretion) of cash and/or PC's FCB Voting Stock in accordance with
Section 5.5. FCB hereby agrees to inform PSA and PC immediately following the commencement of any Change of Control of FCB or any PC Event. PSA's rights hereunder shall expire twelve months after the receipt by PSA of such notice from FCB.

                 (b) Should the PC Voting Stock owned by FCB and the FCB Affiliates exceed the percentage limitations set forth in the Publicis Communication Shareholders Agreement, dated as of the date hereof, among FCB, PC and Publicis (the "PC Shareholders Agreement"), in violation of the terms of such Agreement, or should the aggregate number of outstanding shares of PC Voting Stock be reduced for any reason whatsoever, and such reduction results in FCB and the FCB Affiliates owning a greater percentage of the Total Voting Power of PC then in effect than is permitted by the terms of the PC Shareholders Agreement (without regard to Section 1.1(v) of the PC Shareholders Agreement) in addition to any other remedies or rights thereunder, so long as no Change of Control of PC shall have occurred, PSA shall have the right to repurchase form FCB a sufficient number of shares of PC Voting Stock for a payment equal to the Market Price thereof consisting (in PSA's discretion) of cash and/or PC's FCB Voting Stock (in accordance with Section 5.5) to meet the foregoing percentage limitation. FCB shall notify PSA and PC promptly after it becomes aware of any facts in light of which PSA shall be entitled to effect such repurchase.

                 Section 5.2 Notice of Repurchase. In order to exercise its right to repurchase shares of PC Voting Stock pursuant to Section 5.1 hereof, PSA shall deliver to FCB a notice (the "Section 5.1 Notice") setting forth the basis under Section 5.1 entitling it to repurchase such PC Voting Stock and the date on which PSA wishes to purchase such PC

Voting Stock, which date shall not be less than 60 days following PSA's delivery of such notice or as soon thereafter as may be permitted under applicable laws (the "Repurchase Date").

                 Section 5.3 Repurchase of Stock. Unless the parties agree otherwise, any repurchase of securities pursuant to this Article V shall take place at the corporate offices of FCB on the Repurchase Date.

                 Section 5.4 Assignment of Rights. In the event that PSA elects to exercise its right to repurchase under this Article V, PSA may specify in the Section 5.1 Notice another person as its designee to purchase the PC Voting Stock to which such notice relates, provided that if such person shall fail to do so, PSA shall be obligated to purchase such PC Voting Stock on the day following the Repurchase Date.

                 Section 5.5 Delivery of PC's FCB Voting Stock. Whenever PSA shall elect (with PC's consent) that the purchase price of PC Common Shares pursuant to this Article shall be payable in whole or in part by delivery of PC's FCB Voting Stock to FCB, the transaction may be structured as a purchase by PSA for cash of PC Common Shares in which case FCB shall accept a put from PC of so much of PC's FCB Voting Stock as equals the cash acquired by FCB as proceeds of the purchase by PSA and FCB shall pay PC such acquired cash in exchange for the FCB Voting Stock to be received upon the exercise of such put. In such case, such FCB Voting Stock shall be valued at the Market Price thereof on the date of Section 5.1 Notice is given hereunder as determined hereunder.

                 Section 5.6 Transfer of PSA's Rights. Notwithstanding the foregoing, the option granted PSA hereunder shall apply only so long as PSA Controls a majority of the Voting Stock of PC. In the event PSA does not Control a majority of the Voting Stock of PC, PC shall have the right to designate the party, if any, which shall be entitled to exercise such rights, which party shall be reasonably acceptable to FCB. FCB and PC shall cooperate to establish appropriate new arrangements in this regard.
         6.
                                   ARTICLE VI

                             Additional Agreements


                 Section 6.1 Election of Director. (a) At the first meeting of the Board of Directors of FCB occurring following the closing of the transactions contemplated by the Master Alliance Agreement, FCB shall cause Maurice Levy to be elected to FCB's Board of Directors who shall serve until his successor is duly elected and qualified. Commencing on the date hereof and thereafter during the term of this Agreement so long as PC shall beneficially own at least 10% of the outstanding Voting Stock of FCB and FCB's designee shall be elected to serve on PC's Board of Directors in compliance with Section
6.1 of the PC Shareholders Agreement. FCB's management shall recommend to the Nominating Committee of the Board of Directors of FCB to be included in the slate of nominees recommended by FCB's Board of Directors to stockholders for election as directors at each annual meeting of stockholders of FCB, commencing with the annual meeting of stockholders next following the date hereof, one person designated by PC and, assuming such person is included by such committee in such recommended slate, shall use its best efforts to cause the shares for which FCB's management or Board of Directors holds proxies or is otherwise entitled to vote to be voted in favor of the election of such designee. In the event that any such designee shall cease to serve as a director for any reason between any annual meetings of FCB's stockholders, so long as this section shall be applicable, FCB's management shall recommend to the Nominating Committee to recommend to the Board of Directors that such vacancy be filled with a person designated by PC. If PC's designee is unable to attend any meeting of the Board, he shall be entitled to send a non-voting observer in his place. Moreover, if PC's designee is not elected to FCB's Board of Directors, PC shall be entitled to have a non- voting observer who shall be a senior officer of PC present at all meetings of the Board.

                 (b) The director elected as provided in paragraph (a) shall also be selected to serve as a voting or nonvoting member of one or more board committees. In selecting appropriate committee memberships, FCB will take into account the proportion of ownership which PC holds in it and the significance of the alliance with PC to FCB's overall business operations. Initially, Maurice Levy shall be appointed to service on FCB's Management Council and on the International

Committee and shall serve as chairman of the latter. Jean-Paul Morin shall also initially serve as an invited nonvoting member of FCB's Audit and Finance Committees whenever appropriate agenda items are to be considered.

                 Section 6.2 Equity Method Accounting. FCB shall furnish to PC at FCB's expense all information requested by PC that is required by French generally accepted accounting principles to enable PC to account for its investment in FCB pursuant to French equity accounting principles, or otherwise to comply with any reporting requirements under applicable French securities and tax laws and regulations. FCB shall provide at the expense of PC such additional information regarding FCB, to the extent reasonably available, to, and otherwise cooperate with, PC so as to enable PC or Publicis to prepare its financial statements and meet management reporting requirements. In cas information is not available, FCB will use its best efforts to produce such information as soon as feasible.

                 Section 6.3 Securities Laws. PC hereby represents and warrants to FCB that it is not acquiring any of its PC Common Stock on the date hereof and neither PC nor PSA will be acquiring from FCB any other shares of the capital stock of FCB pursuant to this Agreement with a view to the public distribution thereof. Further, PC acknowledges that none of such shares and none of such other shares when issued to PC will be registered under the Securities Act or under any state securities or "blue sky" laws and agrees not transfer any such shares unless they are registered under such Act and laws or unless an exemption from such registration is available, as evidence by an opinion of United States counsel to PC addressed to FCB reasonably acceptable to FCB and its United States counsel. FCB agrees to comply with the provisions regarding registration rights attached in the Registration Agreement attached as Exhibit A hereto. PC agrees that until any shares of capital stock issued to it or PSA by FCB are so registered, the certificates representing such shares shall bear a legend to the effect that such shares are "restricted securities" for securities laws purposes and are subject to this Agreement.

                 6.4 Notice by FCB of Acquisitions. FCB shall use its best efforts to give PC prompt notice of the receipt by FCB of (i) any written notice from any person or group couched in such terms as to put FCB reasonably on notice of the likelihood that such person or group has acquired or is proposing to acquire any shares of FCB Voting Stock which results in, or, if successful, would result in, such person or group owning or having the right to acquire more than 5% of the shares of FCB Voting Stock then outstanding, (ii) any notice under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 and
(iii) any Statement on Schedule 13D or 14D-1 under the Exchange Act.
         7.
                                  ARTICLE VII

                                 Miscellaneous

                 Section 7.1  Certain Definitions.  As used in this Agreement:

                 (a) The term "Affiliate" means, with respect to any person, any other person which directly or indirectly Controls, is Controlled by or is under common Control with such person.

                 (b) "Bleustein-Blanchet Family" means any of Marcel Bleustein-Blanchet, Sophie Vaillant or their descendants or any combination of them.

                (bb) The term "business day" shall mean a day which is not a legal holiday for banks in Chicago, Illinois.

                 (c) A "Change of Control" with respect to FCB shall be deemed to have occurred (i) if any person or group (other than (A) the Trust, (B) any officer or director of FCB who had been such an officer or director for at least one year prior thereto, (C) any person whose shares of Voting Stock are treated as "beneficially owned", as defined in Rule 13d-3, of the Exchange Act, as in effect on the date hereof, by such an officer or director of FCB,
(D) PC, Publicis or any Affiliate of PC or Publicis or (E) a person or group approved by PC and FCB which approval may be conditioned upon no further increase of shareholding or other designated conduct by such person or group) Controls more than 33-1/3% of the Total Voting Power of FCB then in effect or
(ii) if during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of FCB cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by FCB's stockholders, of each director of FCB first elected during such period was approved by a vote of at least two-thirds of the directors of FCB then still in office who were directors of FCB at the beginning of any such period, (iii) if FCB shall be merged into or consolidated with another corporation and FCB shall not be the surviving corporation or FCB shall sell all or substantially all its assets to another person.

                 (d) A "Change of Control" with respect to PC shall be deemed to have occurred as follows:

                 (1) Family Control. A "Change of Control" with respect to PC shall not be deemed to have occurred so long as a majority of the Voting Stock of PC is Controlled by members of the Bleustein-Blanchet Family either directly or by Control of a majority of the Voting Stock of PSA so long as PSA shall Control a majority of the Voting Stock of PC.

                 (2) No Family Control. At any time a majority of the Voting Stock of PC is not Controlled by the Bleustein-Blanchet Family as provided above, a "Change of Control" shall be deemed to have occurred if either of the following occurs:

                          (A) PC Level. During any period in which PC is listed on the Cote Officielle, Second Marche or Marche hors-cote or PSA Controls less than 40% of the Total Voting Power of PC (i) for any period of two consecutive years, individuals who at the beginning of any such period constitute the members of the conseil d'administration, i.e., the administrateurs, of PC or of the conseil de surveillance if such form shall be adopted) cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by PC's stockholders, of each administrateur of PC first elected during such period was approved (by written consent or vote) by at least two-thirds of the administrateurs of PC then still in office who were administrators of PC at the beginning of any such period; provided on Change of Control shall be deem to have occurred pursuant to this clause (i) if it is established to the satisfaction of the arbitrators in proceedings pursuant of the Multi-Party Arbitration Agreement that the Bleustein- Blanchet Family continues as a matter of fact to possess the power to control (despite its failure to own directly or indirectly a majority of the Total Voting Power of PC) the election of a majority of the administrateurs, or (ii) any other person or group Controls more than 33-1/3% of the Total Voting Power of PC then in effect without the consent of FCB and PC (which consent may be conditioned upon no further increases of shareholding or other designated conduct by such person or group); or

                          (B) PSA Level. During any period in which PSA Controls at least 40% of the Total Voting Power of PC (i) for any period of two consecutive years, individuals who at the beginning of any such period constitute the members of the conseil de surveillance of PSA cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by PSA's stockholders, of each such member first elected during such period was approved (by written consent or vote) by at least two-thirds of such members then still in office who were members at the beginning of any such period; provided no Change of Control shall be deemed to have occurred pursuant to this clause (i) if it is established to the satisfaction of the arbitrators in proceedings pursuant to the Multi-Party Arbitration Agreement that the Bleustein-Blanchet Family continues as a matter of fact to possess the power to control (despite its failure to own directly or indirectly a majority of the Total Voting Power of PSA ) the election of a majority of the members of the conseil de surveillance, or (ii) any other person or group Controls more than 33-1/3% of the Total Voting Power of PSA then in effect without the consent of FCB and PC

                 (which consent may be conditioned upon no further increases in shareholding or other designated conduct by such person or group) unless members of the Bleustein-Blanchet Family shall continue to Control at all time thereafter a percentage of the Total Voting Power of PSA which is at least equal to the sum of the total Voting Power of PSA held by such other person or group plus 5% of the Total Voting Power of PSA.

                 (3) Merger, Sale of Assets: (A) PC Level. If PC shall be merged into or consolidated with another corporation and PC shall not be the surviving corporation or PC shall sell all or substantially all its assets to another person, so long as a majority of the Voting Stock of the surviving corporation is not Controlled by members of the Bleustein-Blanchet Family either directly or by Control of a majority of the Voting Stock of PSA so long as PSA shall Control a majority of the Voting Stock of the surviving corporation.

                 (B) PSA Level. During any period in which PSA Controls at least 40%

                 (e) An "FCB Event" shall be deemed to occur upon the existence of any of the following events:

                (iv) PC or PSA shall be in default in any material respect in the performance of any of its obligations hereunder or under the Master Alliance Agreement, the PC Shareholders Agreement, the Publicis Undertaking dated the date hereof, the PSA Shareholders Agreement, dated as of the date hereof, among PC, FCB International, Inc, and Publicis FCB B.V. or the Registration Rights Agreement, dated the date hereof, between PC and FCB (such agreements to be collectively referred to herein as the "Related Agreements") as determined by the arbitrator in proceedings pursuant to the Multi-Party Arbitration Agreement described in Section 7.3;

                 (v) PC or PSA (so long as PSA shall Control PC) shall file a voluntary petition in bankruptcy or insolvency, or a petition for relief or reorganization under any bankruptcy or insolvency law or declare a moratorium with respect to the payment of its indebtedness; or an involuntary petition in bankruptcy or insolvency shall be filed against either of them and shall not have been vacated within sixty days; or a receiver, intervenor or custodian shall be appointed for all or a substantial portion of the property of either them; or

                (vi) Any of the stock or the advertising business of PC or PSA (so long as PSA shall Control PC) or any of the stock or the advertising business of Publicis Conseil shall have been expropriated or nationalized by any governmental Authority (other than the United States).

                 (h) The term "Governmental Authority" means any nation or government, any state, province, department or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government have jurisdiction over a party.

                 (i) The term "group" shall have the meaning comprehended by Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

                 (j)      The term "Market Price" means:

                 (i) with respect to FCB Voting Stock, upon the issuance of any Notice hereunder in which the Market Price of FCB Voting Stock is applicable, (a) with respect to FCB Common Stock, the average of the closing prices of FCB Common Stock during the 20 trading days ending with the trading day next preceding the date the Notice is sent, as reported by the Wall Street Journal for the New York Stock Exchange, or as reported by the Wall Street Journal for the principal stock exchange on which such FCB Common Stock is listed (if other than the New York Stock Exchange) or as reported by the Wall Street Journal for the NASDAQ National Market System, if such Common Stock is principally traded thereon; and (b) with respect to any other Voting Stock of FCB that is not publicly listed or traded, the value of such Voting Stock on the date of such Notice, as jointly determined by nationally recognized investment banking firms selected by each party or, in the event such firms are unable to agree, a third nationally recognized investment banking firm to be selected by such two firms in accordance with the procedures set forth in clause (ii) hereof;

                (ii) with respect to FCB's PC Common Shares upon the issuance of any Notice hereunder in which the Market Price of PC Common Shares is applicable, (a) so long as such PC Common Shares are not publicly listed for trading on the French Stock Exchange. FCB and PSA shall each designate within 15 calendar days after delivery of such Notice an investment banker of recognized standing in France to evaluate FCB's PC Common Shares. PC shall give each investment banker full access to all information that it may reasonably request concerning PC and shall provide the same information to the other investment banker. Within 30 days of their selection, each investment banker must propose a market value for FCB's PC Common Shares as of the date of the Notice. If the market value proposed by FCB's investment banker is lower or not more than 10% more than the market value proposed by PSA's investment banker, then the Market Price shall be the average of such prices. If the price proposed by FCB's investment banker is more than 10% higher than the price proposed by PSA's investment banker, then the parties shall consult as to a fair price. If they are unable to agree within 10 days, they shall cause their investment bankers to select jointly a third investment banker who shall have access to all information it shall reasonably request concerning PC. The third investment banker shall within 30 days of its selection choose the market value which best reflects its professional opinion of the fair market value of FCB's PC Common Shares on the date the applicable Notice was first given which shall be the price proposed by FCB's investment banker or PSA's investment banker, and such choice shall be final. Each party shall each bear the costs of its own investment banker and the parties shall share equally the cost of the third investment banker; or (b) from the time PC Common Shares are listed on the French Stock Exchange, the price published in the "Cote Officielle" on the day of any notice hereunder, or, if no notice is provided, on the relevant day to be considered in the terms of this Agreement. The "French Stock Exchange" as used herein means either of the Cote Officielle, second Marche or Marche hors-cote.

                 (k) A "PC Event" shall be deemed to occur upon the existence of any of the following events:

                 (i) FCB or FCB International shall be in default in any material respect in the performance of any of its obligations hereunder or under any of the Related Agreements as determined by the arbitrators in proceedings pursuant to the Multi-Party Arbitration Agreement described in Section 7.3;

                (ii) FCB or FCB International shall file a voluntary petition in bankruptcy or insolvency, or a petition for relief or reorganization under any bankruptcy or insolvency law or declare a moratorium with respect to the payment of its indebtedness; or an involuntary petition in bankruptcy or insolvency shall be filed against FCB or FCB International and shall not have been vacated within sixty days; or a receiver, intervenor or custodian shall be appointed for all or a substantial portion of the property of FCB or FCB International; or

               (iii) Any of the stock or business of FCB shall have been expropriated or nationalized by any Governmental Authority (other than France);


                 (l) The term "person" shall mean any person, individual, corporation, partnership, trust or other nongovernmental entity or any Governmental Authority.


                 (m) The term "Publicis" or "PSA" means Publicis S.A., a societe anonyme, which at the date hereof controls PC.

                 (n) The term "Significant Event" mean (i) any proposed amendment to the Certificate of Incorporation or By-laws of FCB, (ii) any disposition of FCB (by way of merger, disposition of assets or otherwise),
(iii) any recapitalization, (iv) any liquidation, (v) any vote pursuant to any provision of law or FCB's Certificate of Incorporation or By-laws requiring or permitting stockholders to approve any business combination proposed by or with another person or its affiliates which have acquired a certain percentage of FCB's shares or to grant voting rights to such person or to waive or adopt provisions requiring such a vote, or (vi) any action which PC, in good faith, believes would be materially adverse to PC (other than actions which may be taken by FCB as contemplated by this Agreement).

                 (o) The term "Total Voting Power" of a person which is a corporation means the total number of votes which may be cast in the election of directors of such person at any meeting of stockholders if all securities entitled to vote in the election of directors were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

                 (p) The term "Voting Power" with respect to any person or group or with respect to the Voting Stock held by such person or group means the total number of votes to be cast in the election of directors of any corporation which such person or group, alone or in possession with any Affiliate, holds directly or indirectly, the power to vote.

                 (q) The term "Voting Stock" means the common shares and any other securities issued by a corporation having the ordinary power to vote in the election of directors of such corporation (other than securities having such power only upon the happening of a contingency not then in effect).

                 Section 7.2 Termination of Agreement. (a) FCB may terminate this Agreement, in its sole discretion, if PC at any time owns less than 10% of the FCB Voting Stock than outstanding, for a period in excess of 12 months; and PC may terminate this Agreement, in its sole discretion, if FCB at any time thereafter owns less than 10% of the PC Common Shares then outstanding, for a period in excess of 12 months.

                 (b) Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate on December 31, 2008, except that
Article I (other than Sections 1.6 and 1.7) and II shall expire on December 31, 1998.

                 (c) From and after the termination of this Agreement, the covenants, obligations and agreements of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto; provided that the representations, warranties and agreements of PC contained in Section 6.3 and the Registration Rights Agreement shall survive any termination of this Agreement.

                 Section 7.3 Governing Laws, Dispute Resolution. (a) This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely within, such state,

                 (b) All disputes arising under this Agreement and the Related Agreements shall be referred in the first instance by written notice in accordance with Section 7.6 to the Dispute Resolution Committee (described in
Section 1.4 of the Master Alliance Agreement), and if not resolved by such Committee within thirty calendar days after the giving of notice may be referred by either party by written notice to the Chief Executive Officers or Chief Operating Officers of FCB and PC.

                 (c) Disputes which are not revolved within thirty calendar days after the giving of notice to the Chief Executive or Chief Operating Officers referred to in clause (b) hereof shall be settled in accordance with the Multi-Party Arbitration Agreement attached as Appendix 7 to the Master Alliance Agreement, provided, nothing in this Section 7.3 shall prevent any party from seeking provisional or injunctive relief in any court having jurisdiction over the parties pending resolution of such dispute by the processes contemplated herein.

                 Section 7.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties thereto and their respective successors and assigns. This Agreement may not be assigned by a party hereto, whether by operation of law or otherwise, without the prior written consent of the other party.

                 Section 7.5 Entire Agreement; Amendment. This Agreement, the Master Alliance Agreement and the other documents delivered pursuant thereto constitute full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof.
Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

                 Section 7.6 Notices. Any notice, request or other demand to or upon the parties hereto shall be in writing (including telex and telecopy communication followed by registered mail with return receipt requested) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when telexed (answer-back received) or telecopied (with receipt acknowledged) addressed to the party for which intended as provided below (or as hereafter specified by such party by notice hereunder):

                 (a)      if to PC or PSA, to it at:

                          133, avenue des Champs-Elysees
                          Paris 76008
                          France
                          Attn:  President Directeur General

                 (b)      if to FCB, to it at:

                          101 E. Erie Street
                          Chicago, Illinois  60666
                          USA

                          Attn:  Chief Executive Officer


                 Section 7.7 Government Reviews, Enforceability. The parties and their respective subsidiaries will cooperate in the event of any governmental or EEC review of the transactions contemplated hereby, including furnishing information sought by the reviewing authority. This Agreement may be discussed with, shown to, and filed with any Governmental Authority or official as determined to be appropriate by a party. If, as a result of such representation or otherwise, any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, or is stricken or materially amended by the action of any competent authority or any change or modification of any such provision is required or recommended by any such Governmental Authority, the parties shall negotiate in good faith with respect to either an alternative or modified provision or the striking of such provision from this Agreement. After sixty days from the commencement of such negotiations, either party may submit the subject of such disagreement to arbitration in accordance with the Multi-Party Arbitration Agreement for reformation or termination of all or portions of this Agreement and the Related Agreements, all as deemed appropriate by the arbitrators.

                 Section 7.8 Injunctive Relief. PC, on the one hand, and FCB on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity but subject to the provisions of Section 7.3 with regard to the Multi-Party Arbitration Agreement.

                 Section 7.9 Non-Waiver. The failure by any party to enforce any provision of this Agreement shall not constitute a waiver or affect its right to require the performance thereof by the other party hereto or affect the validity of any other provision hereof.

                 Section 7.10 Titles. Section titles used in the Agreement are used for convenience of reference only and shall in no event be used for interpretation purposes.

                 Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterpart have been signed by each of the parties and delivered to the other party thereto.

                 Section 7.12 PC Common Shares. When the term PC Common Shares is used herein, it shall mean PC Voting Stock.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on their behalf on January 23, 1989 to be effective as of the date first above written.

                                           PUBLICIS COMMUNICATION


                                           By:
                                                   Name:
                                                   Title:

                                                   FOOTE, CONE & BELDING
                                                     COMMUNICATIONS, INC.


                                                   By: /s/ Norman W. Brown
                                                       -----------------------
                                                           Name:
                                                           Title:





                 This agreement is executed in 2 full sets, one for each Party.





                                      -48-